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                                                                    EXHIBIT 23.2



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Preem Holdings AB on Form F-4 of our report dated February 20, 2001, on our audits of the financial statements of Preem Holdings AB as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000.

We consent to the incorporation by reference in the registration statement of Preem Holdings AB of Form F-4 of our report dated February 20, 2001, on our audits of the consolidated financial statements of Preem Petroleum AB as of December 31, 2000, and 1999, and for each of the years in the three-year period ended December 31, 2000.


August 27, 2001


KPMG



/s/ CRONIE WALLQUIST
----------------------------
Cronie Wallquist
Authorized Public Accountant